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                                                                    EXHIBIT 12




                             Lucent Technologies Inc.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)


                                                               For the Six
                                                               Months Ended
                                                              March 31, 1999

Income Before Income Taxes.............................           $ 2,826

Less Interest Capitalized during
  the Period...........................................                 9
Less Undistributed Earnings of Less than 50%
  Owned Affiliates.....................................                 2

Add Fixed Charges......................................               272

Total Earnings ........................................           $ 3,087



Fixed Charges

Total Interest Expense Including Capitalized Interest..           $   191

Interest Portion of Rental Expense.....................                81

    Total Fixed Charges................................           $   272

Ratio of Earnings to Fixed Charges.....................              11.3